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                                                                    EXHIBIT 10.3

                     AMENDED AND RESTATED SERVICE AGREEMENT

THIS AMENDED AND RESTATED SERVICE AGREEMENT (the "Agreement"), dated as of 12th day of June, 2001 (the " Effective Date"), is entered into by and between Viasource Communications, Inc., a New Jersey corporation with its principal place of business located at 200 East Broward Ave., 21st floor, Fort Lauderdale, Florida 33301 ("Viasource"), and Gateway Companies, Inc., a Delaware corporation with its principal place of business located at 4545 Towne Centre Court, San Diego, California 92121 ("Gateway").

                                    RECITALS

WHEREAS, Gateway and Viasource entered into a Service Agreement, dated February 23, 2001 (the "Original Agreement), to provide the services identified in the Agreement;

WHEREAS, Gateway and Viasource desire to amend and restate the Original Agreement in order to both amend and expand the services provided thereunder; and

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

I.       VIASOURCE OBLIGATIONS

A. VIASOURCE SERVICES. Viasource shall provide services to Gateway's customers described on Exhibit A (the "Installation and Orientation Services") and other services provided for in this Agreement (together with the Installation and Orientation Services, the "Services"). Viasource shall provide the labor, transportation and all other resources necessary (as defined below) to provide Services in an efficient and timely manner consistent with this Agreement and the performance standards set forth in Exhibit B (the "Performance Standards"). Viasource will provide services in the areas described in the Original Agreement and will be capable of providing the Services in the geographic areas described on Exhibit C within the time specified therein after notice from Gateway as specified in Exhibit C. The parties may amend this Agreement to provide for additional services to be performed by Viasource from time to time.

B. GATEWAY TRAINING. Viasource shall train its employees (both trainers and employees who provide services to customers) in accordance with the Performance Standards. Viasource will be responsible for reproducing training materials provided by Gateway. Viasource will not permit any employee who has not completed such training to provide services to customers. In the event Gateway changes the scope of Services or the parties agree to ad additional services, Viasource will conduct training with respect to such changed or additional services. Specifically, Viasource shall not engage any subcontractor to provide Services without the prior written consent of Gateway, which consent will not be unreasonably withheld.

C. VIASOURCE RESOURCES. Viasource shall provide all industry-standard materials, tools, licenses, and incidentals as listed on Exhibit A attached hereto and as necessary to perform and to complete in a workmanlike manner the Services. Except as otherwise specifically provided in this Agreement, Viasource shall provide all consumables and collateral materials necessary to provide Services, including but not limited to Gateway-branded shirts, identification badges and vehicle signage. All collateral materials provided to customers will be subject to Gateway's approval.

D. GATEWAY/VIASOURCE CUSTOMER SERVICE TOLL FREE NUMBER. Viasource shall establish a unique toll-free number for the specific use by Gateway sales and support representatives and Gateway customers. Gateway Performance Standards shall apply to this Gateway/ Viasource Customer Service Toll Free Number. All rights to and ownership in the Gateway/ Viasource Customer
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     Service Toll Free Number shall be assigned by Viasource to Gateway on termination of this Agreement or on request by Gateway.

E. VIASOURCE REPORTING. Viasource shall provide reports to Gateway containing such information, in such form and with such frequency as Gateway may reasonably establish from time to time. Viasource will maintain records and processes in a manner sufficient to ensure the accuracy of such reports.

F. VIASOURCE EMPLOYEES. In the event Viasource is providing personnel at any of Gateway's facilities, Viasource shall be solely responsible for such personnel and any obligation or liability associated with them and their presence at Gateway's facilities and will indemnify, defend and hold Gateway harmless for all such obligations and liabilities. Viasource will establish and enforce policies and procedures for such personnel that are consistent with the policies and procedures followed by Gateway's employees.

G. SYSTEMS. Viasource shall cause its dispatching, customer service and other systems to be compatible with Gateway's systems, as they may change from time to time, so that data, communications and other information can be transferred to and maintained by Gateway in accordance with its standard business practices.

H. GATEWAY CHANGES. Gateway reserves the right to make changes to the scope of the Services and to Exhibits A, B and C attached hereto after discussing such change with Viasource. Any such change which materially increases Viasource's costs of providing Services shall be binding only if agreed to by Viasource in writing.

II.      GATEWAY OBLIGATIONS

A. MARKETING. Gateway will use commercially reasonable efforts to offer and sell the Installation and Orientation Services only in the geographic areas described on Exhibit C after appropriate notice from Gateway as specified therein. Gateway shall be responsible for conducting all of the marketing promoting the Installation and Orientation Services. The content and placement of such marketing shall be determined by Gateway in its sole discretion.

B. GATEWAY MATERIALS. Gateway shall provide to Viasource adequate inventories hardware components specified in Exhibit A (i.e., Keyboards, mice, power cables and printer cables) and marketing materials (i.e., Thank You Folders, customer training materials and other promotional materials designated by Gateway) to be provided by Viasource to customers of Service. Gateway, at its cost, will ship such materials to Viasource and title to all such materials will pass to Viasource upon delivery to it. Viasource will use such materials as provided in this Agreement to provide Services to customers. Viasource shall strictly account to Gateway for hardware components and shall reimburse Gateway for any hardware components that are not provided to customers in the course of performing Services, less a one percent (1%) allowance (based on Gateway's costs). Viasource will use commercially reasonable efforts to avoid wastage of marketing materials. Viasource, at its cost, will return to Gateway all such materials at termination of this Agreement.

C. GATEWAY TRAINING. Gateway shall provide initial training to up to 10 Viasource employees at its cost, for the purpose of qualifying them to train Viasource employees who will provide Services to customers. Gateway will provide training to additional Viasource trainers and Viasource shall reimburse Gateway for its costs in providing such training. All training of Viasource trainers shall be provided at a location to be designated by Gateway. Gateway shall be responsible for creating all training materials used to train Viasource employees (both trainers and employees who provide services to customers). The content of all training shall be determined by Gateway in its sole discretion.

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III.     PAYMENT OBLIGATIONS

A. FEES. Gateway will pay Viasource the fees set forth on Exhibit D. Except as otherwise specifically provided in this Agreement, each party will bear its own costs of performing its obligations under this Agreement.

B. INVOICES. Viasource will remit invoices to Gateway on a monthly basis. All invoices shall be due and payable within forty-five (45) days of receipt of each invoice. Each invoice submitted to Gateway shall describe the amounts included in the invoice in such detail as Gateway may reasonably request. Viasource shall not incur any expenses on behalf of Gateway unless specifically authorized to do so.

C. TAXES. Viasource may invoice Gateway for applicable sales taxes properly collectible by Viasource in those states in which impose sales tax on Services and in which an exemption from collection is not available. Viasource shall include such sales taxes in invoice for Services to which the sales taxes relate. Viasource agrees to indemnify and hold Gateway harmless against any sales taxes, penalty, interest, or charge that may be levied or assessed as a result of Viasource's failure to timely invoice Gateway for sales taxes or its delay or failure for any reason to pay any tax or file any return or information required by law, rule, regulation, or this Agreement, to be paid or filed by Viasource.

D. AUDIT RIGHTS. Viasource shall maintain accurate and complete records specifically relating to Viasource's obligations hereunder in accordance with generally accepted accounting principles and practices, consistently applied and in a format that will permit audit. Gateway may cause an audit to be made of the relevant books and records of Viasource and its operating processes, procedures and methods. Any audit or inspection shall be conducted during regular business hours at Viasource's facilities, with ten
     (10) business days' prior written notice and shall be conducted as to not to interfere with Viasource's normal business activities. Any audit shall be conducted by Gateway, or an independent certified public accountant selected by Gateway. Viasource agrees to provide the selected auditor or inspection team access to the relevant records and personnel. Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such audit. Any such audit shall be paid for by Gateway, unless discrepancies are disclosed that amount to five percent (5%) or more of the amount that was reported or, in the case of an audit of Viasource's operations, the audit reveals that Viasource is in material default of its obligations under this Agreement. If such material discrepancies or default are disclosed, Viasource shall pay the costs associated with the audit. All information disclosed by Viasource to Gateway or its agents in connection with an audit under this section shall be deemed confidential information and maintained by Gateway in accordance with Section VI.

IV. TRADEMARKS. Viasource specifically recognizes Gateway's title in and to its trade names, trademarks, service marks and related logos (the "Marks") which may be used hereunder, and agrees that it will do nothing inconsistent with Gateway's ownership, and that all use of the Marks shall inure to the benefit of and be on behalf of Gateway. Viasource shall, at all times, make proper use of Gateway's Marks and not take any action inconsistent with the Gateway's ownership. Viasource shall obtain Gateway's prior written approval before using the Marks. Upon expiration or termination of this Agreement, Viasource agrees to immediately cease the use of the Marks. Viasource further agrees that:

     A. This is not a "trademark license" by which it is in any way using the Marks to indicate origin of the its products or services;
     B. It will not display the Marks in a negative light, disparage it, or use it in connection with immoral materials or any other way which would denigrate the Mark;
     C. It will not display the Marks in such a way as to imply that Gateway sponsors, is associated with, or endorses its products and/or services; and
     D. It will include a standard trademark acknowledgment statement in all materials.

V. PRESS RELEASES. Neither party shall publicly announce or disclose the existence of this Agreement or its terms and conditions or advertise or release any publicity regarding this Agreement without the prior written consent of the other party. In the case of Gateway, Gateway's Vice President of Corporate

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Communications and the Senior Vice President of its Consumer Division must give such consent. Breach of this provision by Viasource or any of its subcontractors or suppliers shall be considered a material breach of this Agreement and Gateway shall be entitled to, at its option, one or more of the following remedies: (i) Viasource shall pay Gateway, as liquidated damages, an amount equal to One Hundred Thousand Dollars ($100,000); (ii) Viasource shall publish a retraction of such press release in a form reasonably acceptable to Gateway; and/or (iii) Gateway may terminate this Agreement without further liability immediately upon delivery of Notice to Viasource. In view of the difficulty of determining with any certainty the resulting damages incurred by Gateway if Viasource breaches this provision, the parties agree that the amount specified in clause (i) of the preceding sentence is a reasonable approximation of the harm caused to Gateway's brand in the event Viasource breaches this provision. In the event that a Viasource subcontractor or supplier breaches this provision, Viasource shall only be held to the liquidated damages provision listed above if it has not taken commercially reasonable efforts to ensure that such a breach by its subcontractors or suppliers does not occur. This provision shall survive termination of this Agreement.

VI. CONFIDENTIALITY. All confidential information disclosed by the parties under this Agreement shall be subject to the Mutual Non-disclosure Agreement, dated September 28, 2000, between Gateway and Viasource the terms of which are incorporated herein by reference. The term "confidential information" shall have the meaning set forth in such Mutual Non-disclosure Agreement. Any breach of the Mutual Non-disclosure Agreement shall be deemed a breach of this Agreement. Without limiting the Mutual Non-disclosure Agreement, Viasource agrees that all information relating to or derived from customers of the Installation and Orientation Service, all operating processes developed during the term of this Agreement to provide Services and the contents of the Gateway operations manual, identified in Exhibit B, constitute Gateway's confidential information.

VII. REPRESENTATIONS AND WARRANTIES

A. Each party represents, warrants, and covenants to the other party that: (i) such party is duly organized and validly existing under the laws of the State of its formation and has all requisite power and authority to execute and deliver, and to perform all of its obligations under this Agreement;
     (ii) this Agreement constitutes the legal, valid and binding obligations of the party, enforceable against it in accordance with its terms, except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as may be limited by general principles of equity; (iii) the execution, delivery and performance of this Agreement does not and shall not, to the best of its knowledge, (a) violate any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect, (b) with or without the giving of notice or the passage of time or both, result in a breach or constitute a default under any material agreement to which it is a party or by which it is bound, or (c) require any authorizations, consents, approvals, licenses, exemptions or filings with any third party or governmental authority; and (iv) the products and services supplied by the warranting party pursuant to this Agreement will not infringe any patent, copyright, trademark, trade secret, publicity right or any other intellectual property right of a third party. Each party further represents, warrants, and covenants that it will comply with all applicable laws, rules, and regulations, including but not limited to consumer protection and Federal Trade Commission laws and regulations in its performance hereunder.

B. At all times throughout the Term of this Agreement, Viasource represents and warrants that: (i) it will comply with the standards set forth in this Agreement and Exhibits thereto, and will provide its Services with a level of accuracy, quality, completeness, and timeliness which meets or exceeds prevailing industry standards and the specific Gateway Performance Standards established herein; and (ii) its Services do not infringe upon or otherwise violate any patent, copyright, trademark, trade secret, know-how, moral rights or other intellectual property rights (individually or collectively, an "Intellectual Property Right") of any third party.

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C.   EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY,
     AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, VIASOURCE AGREES THAT GATEWAY MAKES NO REPRESENTATIONS OR WARRANTIES CONCERNING THE VOLUME OF BUSINESS TO BE CONDUCTED BY VIASOURCE UNDER THIS AGREEMENT OR THE REVENUE OR PROFITS THAT MAY BE GENERATED FROM ANY SUCH BUSINESS. VIASOURCE UNDERSTANDS THAT GATEWAY MAY USE OTHER SUPPLIERS TO PROVIDE INSTALLATION AND ORIENTATION SERVICES TO CUSTOMERS.

VIII. LIMITATION OF LIABILITY/DISCLAIMER. EXCEPT FOR DAMAGES RESULTING FROM (1) A PARTY'S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BREACH OF ITS OBLIGATIONS UNDER SECTION VII ("CONFIDENTIALITY") OR (2) A PARTY'S OBLIGATION TO INDEMNIFY THE OTHER PARTY HEREUNDER, INCLUDING BUT NOT LIMITED TO THOSE OBLIGATIONS ARISING UNDER SECTION IX ("INDEMNIFICATION") HEREOF, EXCEPT AS TO THE NEGLIGENCE SPECIFIED AT SECTION IX.B (iii), OR (3) A PARTY'S BREACH OF SECTION IV ("TRADEMARKS") OF THIS AGREEMENT (IN EACH CASE, WITH RESPECT TO WHICH THESE LIMITATIONS SHALL NOT APPLY), UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

IX.      INDEMNIFICATION.

A. Viasource shall indemnify, defend and hold harmless Gateway, its affiliates and their respective officers, directors, employees, and contractors from and against any and all damages, penalties, losses, liabilities, judgments, settlements, awards, costs and expenses (including reasonable attorneys' fees), arising out of or related to any claims, assertions, demands, causes of action, suits, proceedings or other actions, whether at law or in equity ("Claims"), alleging (i) that any Services, or the sale or use of any part thereof infringes, misappropriates or violates any patent, copyright, trademark, trade name, trade secret or other intellectual property right of a third party, (ii) that Services, Viasource or its employees violate any applicable law, rule, regulation or judicial or administrative order, or
     (iii) any injury (including death) or damage to person or personal property to the extent it is caused by Viasource or any person, firm or corporation directly or indirectly employed or engaged by Viasource to perform the Services. Gateway shall provide timely written notice of any Claim described in this Section IX, and provide reasonable information and assistance to Viasource, at Viasource's expense, in the defense or settlement of such Claims. Gateway, at its option and cost, may be represented by and participate through its own counsel in such suit, action, proceeding, or settlement. Viasource shall not agree to any settlement or other resolution of any claim that adversely impacts Gateway or its customers without the prior written consent of Gateway. If, for any reason, Viasource refuses or otherwise declines to defend any Claim described in this Section IX, Gateway shall have the right to add Viasource as a defendant in the applicable proceeding, and Viasource hereby waives all objections to personal jurisdiction in such proceeding.

B. Gateway shall indemnify, defend and hold harmless Viasource, its affiliates and their respective officers, directors, employees and contractors from and against any and all damages, penalties, losses, liabilities, judgments, settlements, awards, cost and expenses (including reasonable attorneys' fees), arising out of or related to any Claims, alleging (i) that any Gateway branded products infringes, misappropriates or violates any patent, copyright, trademark, trade name, trade secret or other intellectual property right of a third party, (ii) that the Gateway branded products, Gateway or its employee, violate any applicable law, rule, regulation or judicial or administrative order, or (iii) any injury (including death) or damage to person or tangible personal property to the extent it arises out

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     of or is in connection with the negligence of or the intentional acts of
     Gateway. Viasource shall provide timely written notice of any Claim described in this Section IX, and provide reasonable information and assistance to Gateway, at Gateway's expense, in the defense or settlement of such Claims. Viasource, at its option and cost, may be represented by and participate through its own counsel in such suit, action, proceeding, or settlement. Gateway shall not agree to any settlement or other resolution of any claim that adversely impacts Viasource without the prior written consent of Viasource. If, for any reason, Gateway refuses or otherwise declines to defend any Claim described in this Section IX, Viasource shall have the right to add Gateway as a defendant in the applicable proceeding, and Gateway hereby waives all objections to personal jurisdiction in such proceeding.

X.       TERM; TERMINATION

     A. TERM. Unless earlier terminated as set forth herein, this Agreement shall be effective upon the Effective Date and shall continue for a term of three (3) years from the Effective Date, provided that either party may elect to terminate this Agreement on the date that is ninety
         (90) days after each anniversary of the Effective Date if the parties undertake and are unable to renegotiate the Base Service Fee payable to Viasource set forth on Exhibit D as provided therein and either party delivers notice of termination at the end of the 30-day negotiation period described in Section D. In such event, the Agreement will terminate ninety (90) days after the anniversary date of the Effective Date. In addition, Gateway may terminate this Agreement for convenience by providing Viasource with written notice of termination at least ninety (90) days before the proposed termination date.

     B. TERMINATION BY EITHER PARTY. This Agreement may be terminated at will by either party if the other party (i) fails to perform any of its obligations under this Agreement in any material respect, and such failure continues for thirty (30) days after the party's receipt of written notice of such failure, or (ii) becomes insolvent, makes an assignment for the benefit of creditors, has a receiver appointed for its property, or files a petition in bankruptcy, in which event this Agreement shall terminate without notice effective immediately before the occurrence of any such event or act.

     C. TERMINATION BY GATEWAY. This Agreement may be terminated immediately by Gateway without penalty in the event (i) Gateway is alleged to infringe any third party intellectual property right in connection with its purchase of Services, (ii) Viasource fails to comply with the covenants and obligations imposed on it under any of its loan agreements, or
         (iii) one or a series of transactions occurs that results in a change in control of Viasource. A "change in control" means the occurance of
         (i) any sale, transfer, issuance or redemption or series of sales, transfers, issuances or redemptions (or any combination thereof) of shares of Viasource's capital stock by the holders thereof or by Viasource which results in any person or entity or group of affiliated persons or entities having the ability to control or direct the votes of at least thirty percent (30%) of Viasource's voting power, including the ability to cause the Board of Directors of Viasource to recommend action to its shareholders; or (ii) any sale of all or substantially all of the assets of Viasource (including any sale of the business subject to this Agreement).

D. EFFECT OF TERMINATION. Termination of this Agreement will not release either Gateway or Viasource from its obligations or discharge any liability which has been incurred by either party prior to and including the effective date of termination. The provisions of Sections III, IV, V, VI, VII, VII, IX, XI, XII, XIII.A and XIV shall survive any termination of this Agreement.

XI. SOLICITATION OF EMPLOYEES. During the term of this Agreement and for a period of twelve (12) months after any employee's engagement in the performance of this Agreement, the parties agree not to directly solicit the other party's employees or subcontractors who are directly involved in the performance of this Agreement for employment in such party's company or affiliated companies, provided that the parties shall not be liable for solicitations by a recruiting company where the party retaining the recruiting company did not request such recruiting company to target the other party's employees, and further provided that any employee of any party who has posted their resume on the Internet, or

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who replies to employment advertisements, is specifically excluded from this clause. Publicizing available employment positions in newspapers or other such media of mass communication shall not be deemed active solicitation for employment.

XII.     INSURANCE.

A. Viasource shall, at its own expense, secure and maintain, during the term of this Agreement and for a period of three (3) years after its termination, and shall require the same of its agents and subcontractors, the following insurance with insurance companies rated "A-" or better, with a minimum size rating of "VIII", by Bests Insurance Guide and Key Ratings, or with insurance companies satisfactory and acceptable to Gateway and shall furnish to Gateway certificates of insurance evidencing such insurance prior to the provision of Installation and Orientation Services pursuant to this Agreement. Said certificates shall contain a provision whereby the policy and/or policies shall not be canceled or altered without at least thirty (30) days prior written notice to Gateway. Viasource will provide a copy of the endorsement or "blanket" wording to the policies as evidence that Gateway has been named on the policies. With the exception of Workers' Compensation and Employee Crime Policy, every contract of insurance obtained by Viasource hereunder shall name Gateway as an additional insured therein and shall be endorsed to be primary insurance for Gateway and will not look for contribution from any of Gateway's insurance policies. In addition, every contract of insurance obtained by Viasource hereunder shall be endorsed to provide a waiver of subrogation in favor of Gateway. The following minimum insurance coverages will be continuously maintained for the term of this Agreement.

     1. Workers' Compensation and Employer's Liability Insurance covering Viasource's Employees which shall fully comply with the statutory requirements of all state laws as well as federal laws which may be applicable. Employer's Liability must have limits of not less than One Million Dollars ($1,000,000) each accident, bodily injury by accident; One Million Dollar ($1,000,000) policy limit, bodily injury by disease; and One Million Dollars ($1,000,000) each employee, bodily injury by disease.

     2. General Liability Insurance including coverage for: Gateway Computers and Completed Operations, Premises/Operations, Personal Injury and Advertising Injury, Bodily Injury and Broad Form Property Damage, Broad Form Contractual Liability, Independent Contractors Liability, "Hostile Fire" Pollution coverage, and Employees as Additional Insureds. This insurance must be written on an Occurrence Form with a per occurrence limit of One Million Dollars ($1,000,000) and a general aggregate limit of Two Million Dollars ($2,000,000). Defense must be provided in addition to the limits.

     3. Errors and Omissions Insurance including coverage arising out of a negligent act, error or omission of Viasource, its employees, or its subcontractors (including, but not limited to, a breach of warranty) resulting in the failure of any of their products or services to perform the function or serve the purpose intended. This insurance will have minimum limits of One Million Dollars ($1,000,000) each claim and Two Million Dollars ($2,000,000) in the annual aggregate.

     4. Automobile Liability coverage on owned, non-owned, and hired vehicles in the amount of One Million Dollars ($1,000,000) combined single limit.

     5. Umbrella Liability Insurance on an Occurrence Form with a minimum per occurrence and aggregate limits of Twenty Five Million Dollars ($25,000,000) excess of all of the above underlying coverages. This insurance shall be no less broad than the underlying insurance specified above.

     6. Employee Crime Policy with a combined single and aggregate limit of ten million dollars ($10,000,000). Insuring agreements under such coverage should include, but are not limited to, employee dishonesty, depositor's forgery, loss of monies/securities inside and outside the

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         premises, extortion, theft, disappearance and destruction. This policy shall provide sexual abuse/molestation coverage. The Employee Crime Policy must be in place prior to any performance of the Viasource Installation and Orientation Services provided hereunder.

     7. Viasource shall maintain adequate coverage for property of Gateway or its customers in Viasource's care, custody or control.

B. In the event Viasource is unable to obtain any of the above minimum insurance coverages, Viasource shall obtain an irrevocable confirmed Letter of Credit in such amount in Gateway's favor which is available for payment of Gateway's drafts at sight in the event Viasource's Products fail to perform under this Agreement, or in the event Gateway has any other claim hereunder that exceeds Viasource's ability to pay in a timely manner. Payment shall be made against presentment of Gateway's draft accompanied by a written statement from Gateway's insurance company of the amount of the loss. The advising bank shall be located in the United States.

XIII.    OTHER COMMITMENTS.

A. EXCLUSIVITY. Viasource agrees that during the Term of this Agreement and thereafter for a period of twelve (12) months it will not execute any agreement or actively negotiate with any person to provide installation and/or orientation services for personal computers, either alone or in connection with the installation and/or setup of Internet access services or networking products or services. The provisions of this section shall not prevent Viasource from providing Internet orientation services to third parties in connection with the installation of broadband services that are not marketed with personal computers.

B. PURCHASE OF COMPUTER PRODUCTS. During the Term, Viasource will obtain from Gateway all personal computers, servers and other technology products and services ("Computer Products") (i) to satisfy its entire requirements for to the extent such Computer Products are needed by Viasource to perform its obligations under this Agreement, and (ii) for its internal use, so long as a particular Computer Product is available from Gateway and is priced reasonably competitively. Viasource further agrees to make Gateway Computer Products the default hardware for any employee purchase program conducted by Viasource.

C.   USE OF GATEWAY SYSTEMS

     1. Viasource technicians shall utilize Gateway's call tracking software and other systems (currently Vantive and JD Edwards, and anticipated to include Seible) to track and record calls and disposition of events escalated into the helpdesk and for other purposes as may be reasonably designated by Gateway.

     2. Gateway grants and Viasource accepts a non-assignable, non-transferable, limited, non-royalty bearing and non-exclusive license to use the Licensed Software and Documentation for Vantive and JD Edwards (collectively "Licensed Software") for the purpose of providing the Services set forth in this Agreement. In addition, the Licensed Software shall be used by Viasource solely in conjunction with providing the Services set forth herein and only at Viasource's location(s) approved by Gateway in writing. Only Viasource's employees providing Services to Gateway shall use the Licensed Software. It is further understood and agreed that Viasource is not granted and shall not have the right to use the Licensed Software to render service bureau, time sharing or similar services to any third party. Upon termination of this Agreement, the rights granted to Viasource shall terminate.

     3. Except as set forth in subparagraph 2 above, Viasource is prohibited from copying, reproducing, modifying, decompiling, disassembling, reverse engineering, leasing, sale or bartering of the Licensed Software or any technology associated with the Licensed Software. Specifically with regard to The Source, Viasource is only allowed to access the information designated by Gateway in writing. Any further access by Viasource or Viasource's employees is strictly prohibited.

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XIV.     GENERAL PROVISIONS

A. FORCE MAJEURE. If any party to this Agreement is rendered unable, wholly or in part, by a major event beyond the reasonable control of such party ("force majeure") to carry out its obligations hereunder, that party shall give to the other party prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving notice, so far as they are affected by the force majeure, shall be suspended during, but not longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.

B. INDEPENDENT CONTRACTORS. The parties to this Agreement are independent contractors and neither party shall be deemed an agent, representative, or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement of or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the parties or to impose any liability attributable to such a relationship upon either party.

C. NOTICE. Any notices, requests and other communications required or permitted to be given under this Agreement shall be in writing and (i) delivered in person, which delivery the recipient agrees to acknowledge in writing, (ii) deposited in the United States postal service mail postage fee prepaid, for mailing by first-class, registered or certified mail, or
     (iii) sent by a nationally recognized overnight courier service, addressed as follows:

         If to Gateway:                      If to Viasource:
         Gateway Companies, Inc.             Viasource Communications, Inc.
         4545 Towne Centre Court             200 Broward Ave., 21st floor
         San Diego, CA  92121                Fort Lauderdale, Florida  33301
         Attention:  General Counsel         Attention:  Colin McWay, Exec. VP,
         Telephone:  (858) 799-3401          Business Development
                                             Telephone:  (954) 678-3516

     or to such other address or individual as either party may specify from time to time by written notice given by such party. Any notice shall be deemed given on the earlier of: (a) the date it was so delivered in person; or (b) two (2) days from the date it was so delivered by courier; (c) four
     (4) days from the date mailed; or (d) the date on which receipt is acknowledged by the recipient. Communications by email shall not be deemed to be in writing for any purpose under this Agreement.

D. WAIVER. Except as expressly provided herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any provision of this Agreement shall be deemed waived if, and only if such waiver is in writing and signed by the party against whom the waiver is to be effective.

E. INCORPORATION OF EXHIBITS. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

F. ENTIRE AGREEMENT & AMENDMENTS. This Agreement, together with all exhibits attached hereto, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. The Original Agreement is terminated as the Effective Date of this Agreement. This

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     Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered by authorized representatives of each of the parties hereto.

G. ASSIGNMENT. Neither party may assign (voluntarily, by operation of law or otherwise) or transfer this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party, except to an entity that is a member of the consolidated group of which the assigning party is a member. Any attempted assignment or transfer by a party without such written consent shall be void and of no effect. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

H. GOVERNING LAW; VENUE. This Agreement shall be interpreted, construed, and enforced in all respects in accordance with the laws of the State of New York, without regard to its conflicts of law principles. The parties agree that any legal action by Gateway against Viasource relating to this Agreement shall be commenced in a court of competent jurisdiction in the State of New York and that that any legal action by Viasource against Gateway relating to this Agreement shall be commenced in a court of competent jurisdiction in the State of South Dakota.

I. SEVERABILITY. Should any provision of this Agreement be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions hereof.

J. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.



IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

GATEWAY COMPANIES, INC.                     VIASOURCE COMMUNICATIONS, INC.



By: Signature not legible                   By: /s/ Craig A. Russey
    -----------------------------               ----------------------------
Name:                                       Name: Craig A. Russey
                                                  --------------------------
Title:                                      Title: President and CEO
                                                   --------------------------
Date: June 20, 2001                         Date:  June 12, 2001
      ---------------------------                  --------------------------




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